Epoch Assets under Management Stands at $6.2 Billion

NEW YORK-- (BUSINESS WIRE) - April 4, 2008 - Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were $6.2 billion as of March 31, 2008, a decrease of approximately 7.5 percent from $6.7 billion as of December 31, 2007.

“The sharp decline in the equity markets offset the continued inflows into our investment strategies during the recent quarter,” said William W. Priest, Chief Executive Officer of the Company. “We continue to believe strongly that the most appropriate prism through which to evaluate a company’s future financial prospects is free cash flow analysis. This has become more apparent as the use of accounting measures alone continues to inadequately reflect potential issues surrounding a company’s financial condition. While the current quarter was challenging to all investors, we believe our investment strategies will, over the long-run, produce future returns at a lower risk for our clients.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook. It is unknown for each client listed whether they approve or disapprove of the adviser or the advisory services provided.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com